Exhibit 10.6.1

LEASE AGREEMENT BETWEEN

NOP 301 CONGRESS LP,

AS LANDLORD, AND

WHALE SHARK MEDIA, INC.,

AS TENANT

DATED MAY 24, 2011

301 CONGRESS AVENUE

AUSTIN, TX 78701

301 CONGRESS AVENUE

AUSTIN, TX 78701

BASIC LEASE INFORMATION

Lease Date:	May 24, 2011

Landlord:	NOP 301 CONGRESS LP, a Texas limited partnership

Tenant:	WHALE SHARK MEDIA, INC., a Delaware corporation

Premises:	Suite No. 700, containing 20,011 rentable square feet, in the office building commonly known as 301 Congress (the “Building”), and whose street address is 301 Congress Avenue, Austin, TX 78701. The Premises are outlined on the plan attached to the Lease as Exhibit A. The land on which the Project is located (the “Land”) is described on Exhibit B. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operations thereof.

Term:	60 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 60th full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:	The earliest of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, (b) the date on which the Work (as defined in Exhibit D hereto) in the Premises is Substantially Completed (as defined in Exhibit D hereto), or (c) the date on which the Work in the Premises would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit D hereto).

Basic Rent:	Subject to the abatement of Basic Rent provided below, Basic Rent shall be the following amounts for the following periods of time:

Lease Months	Annual Basic Rent Rate Per Rentable Square Foot in the Premises	Monthly Basic Rent
1-16	$17.25	$28,765.81
17-28	$17.75	$29,599.60
29-40	$18.25	$30,433.40
41-52	$18.75	$31,267.19
53-60	$19.25	$32,100.98

Basic Rent and Additional Rent shall be abated during the first five calendar months of the Term, e.g., if the Commencement Date is May 15, 2011, Basic Rent shall be abated until October 14, 2011. Commencing with the first day after the end of the abatement period referred to above, Tenant shall make Basic Rent and Additional Rent payments for any remaining partial calendar month and on the first day of the first full calendar month thereafter shall make Basic Rent and Additional Rent payments as otherwise provided in this Lease. Notwithstanding such abatement of Basic Rent and Additional Rent (a) all other sums due under this Lease, including parking rent shall be payable as provided in this Lease, and (b) any increases in Basic Rent and Additional Rent set forth in this Lease shall occur on the dates scheduled therefor.

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

Security Deposit:	$213,183.84, subject to reduction as more particularly described in Section 6 below.

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Additional Rent:	Tenant’s Proportionate Share of Operating Costs, Taxes and Electrical Costs.

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office use in compliance with Section 9 of the Lease.

Tenant’s Proportionate Share:	4.78%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the 418,338 rentable square feet in the Project. Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Project set forth above is conclusive and shall be binding upon them.

Tenant’s Address:	Prior to Commencement Date: Whale Shark Media, Inc. 515 S. Congress Avenue, Suite 700 Austin, TX 78704 Attention: CFO Telephone: 512.777.2902 Facsimile: 512.777.2870

Following Commencement Date:

Whale Shark Media, Inc.

301 Congress Avenue, Suite 700

Austin, TX 78701

Attention: [To be determined pursuant to Exhibit E hereto]

Telephone: [To be determined pursuant to Exhibit E hereto.]

Facsimile: [To be determined pursuant to Exhibit E hereto]

Landlord’s Address:

For all Notices:

NOP 301 Congress LP

c/o Commonwealth Partners Management LLC

633 West Fifth Street, 71st Floor

Los Angeles, CA 90071

Attention: Asset Manager-301 Congress

Telephone: 213.629.2100

Facsimile: 213.629.2114

With a copy to: NOP 301 Congress LP c/o Commonwealth Partners Management LLC 301 Congress Avenue, Suite 250 Austin, TX 78701 Attention: Property Manager Telephone: 512.320.4141 Facsimile: 512.320.4125

For Payments by Wire Bank of America ABA 026009593 Account Number: 488032921986 Account Name: NOP 301 Congress LP For Payments by Check NOP 301 Congress LP PO Box 840287 Dallas, TX 75284-0287

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

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	14.1	Total Taking	16
	14.2	Partial Taking - Tenant’s Rights	16
	14.3	Partial Taking - Landlord’s Rights	16
	14.4	Award	16

15.	FIRE OR OTHER CASUALTY		16

	15.1	Repair Estimate	16
	15.2	Tenant’s Rights	16
	15.3	Landlord’s Rights	16
	15.4	Repair Obligation	16
	15.5	Abatement of Rent	17

16.	PERSONAL PROPERTY TAXES		17

17.	EVENTS OF DEFAULT		17

	17.1	Payment Default	17
	17.2	Abandonment	17
	17.3	Estoppel; Subordination; Financial Reports	17
	17.4	Insurance	17
	17.5	Mechanic’s Liens	17
	17.6	Other Defaults	17
	17.7	Insolvency	18

18.	REMEDIES		18

	18.1	Termination of Lease	18
	18.2	Termination of Possession	18
	18.3	Perform Acts on Behalf of Tenant	18
	18.4	Suspension of Services	18
	18.5	Alteration of Locks	18

19.	PAYMENT BY TENANT; NON-WAIVER; CUMULATIVE REMEDIES; MITIGATION OF DAMAGE		19

	19.1	Payment by Tenant	19
	19.2	No Waiver	19
	19.3	Cumulative Remedies	19
	19.4	Mitigation of Damage	19

20.	LANDLORD’S LIEN		20

21.	SURRENDER OF PREMISES		20

22.	HOLDING OVER		20

23.	CERTAIN RIGHTS RESERVED BY LANDLORD		21

	23.1	Building Operations	21
	23.2	Security	21
	23.3	Prospective Purchasers and Lenders	21
	23.4	Prospective Tenants	21

24.	SUBSTITUTION SPACE		21

25.	MISCELLANEOUS		21

	25.1	Landlord Transfer	21
	25.2	Landlord’s Liability	21
	25.3	Force Majeure	21
	25.4	Brokerage	22
	25.5	Estoppel Certificates	22
	25.6	Notices	22

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	25.7	Separability	22
	25.8	Amendments; Binding Effect; No Electronic Records	22
	25.9	Counterparts	23
	25.10	Quiet Enjoyment	23
	25.11	No Merger	23
	25.12	No Offer	23
	25.13	Entire Agreement	23
	25.14	Waiver of Jury Trial	23
	25.15	Governing Law	23
	25.16	Recording	23
	25.17	Water or Mold Notification	23
	25.18	Joint and Several Liability	23
	25.19	Financial Reports	24
	25.20	Landlord’s Fees	24
	25.21	Telecommunications	24
	25.22	Confidentiality	24
	25.23	Authority	25
	25.24	Hazardous Materials	25
	25.25	List of Exhibits	25
	25.26	Determination of Charges	25
	25.27	Prohibited Persons and Transactions	25
	25.28	Waiver of Consumer Rights	26
	25.29	UBTI	26

26.	OTHER PROVISIONS		26

	26.1	Early Entry by Tenant	26
	26.2	Tenant’s Cancellation Right	26

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LIST OF DEFINED TERMS

Additional Rent	iii
Affiliate	1
Architect	D-1
Basic Lease Information	1
Basic Rent	ii
Building	ii
Building’s Structure	1
Building’s Systems	1
Cancellation Fee	26
Casualty	16
Code	26
Commencement Date	ii
Completion Termination Date	1
Construction Allowance	D-3
Corporate Debt Rating	12
Corporate Debt Rating Requirement	13
Damage Notice	16
Default Rate	5
Designated Offer Space	H-1
Disabilities Acts	9
Electrical Costs	3
Estimated Delivery Date	1
Event of Default	17
Excess Amount	D-3
Force Majeure Delay Days	1
GAAP	12
Hazardous Materials	25
HVAC	5
including	1
Land	ii
Landlord	ii
Landlord Insured Parties	13
Landlord’s Mortgagee	15
Law	1
Laws	1
Lease	1
Lease Date	ii
Lease Month	ii
Leasing Costs	26
Liquidated Damages Dale	1
Loss	14
Moody’s	13
Mortgage	15
Moving Costs	D-3
OF AC	25
Offer Notice	H-1
Offer Space	H-1
Operating Costs	2
Parking Area	G-1
Permitted Transfer	12
Permitted Transferee	12
Permitted Use	iii
Premises	ii
Primary Lease	15

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Primary Premises	H-1
Project	ii
Punchlist Items	E-1
Reconciliation Statement	4
Regulations	26
Release	25
Rent	iii
Repair Period	16
S&P	13
Security Deposit	ii
Space Plans	D-1
Substantial Completion	D-2
Substantially Completed	D-2
Substitute Tenant	19
Taking	16
Tangible Net Worth	12
Tangible Net Worth/Credit Threshold	12
Taxes	3
Telecommunications Services	24
Tenant	ii
Tenant Delay Day	D-2
Tenant Party	1
Tenant’s Off-Premises Equipment	1
Tenant’s Proportionate Share	iii
Term	ii
Third Party Offer	H-1
Total Construction Costs	D-3
Transfer	10
Work	D-1
Working Drawings	D-1
Working Drawings Delivery Deadline	D-1

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LEASE

This Lease Agreement (this “Lease”) is entered into as of the Lease Date between Landlord and Tenant (as each such term is defined in the Basic Lease Information).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, structural columns and beams, and curtain walls; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, mechanical and elevator systems; “including” means including, without limitation; “Laws” means all federal, state and local laws, ordinances, building codes and standards, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” means any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

3. Tender of Possession. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant in the condition required by this Lease on or about 45 days following Tenant’s full execution and delivery of this Lease to Landlord and the issuance of all requisite building permits for the initial Work to be performed pursuant to Exhibit D hereto, the “Estimated Delivery Date”). If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant, and (d) Tenant shall not be required to pay Rent for periods of time prior to the Commencement Date. Tenant shall have early access to the Premises as provided in Section 26.1. Notwithstanding the foregoing, if the Work in the Premises is not Substantially Completed by the Liquidated Damages Date (defined below). Tenant may offset from its Basic Rent obligations first accruing following the Commencement Date, liquidated damages equal to $945.73 per day for each day thereafter and ending on the day Landlord tenders possession of the Premises (with the Work to be performed by Landlord therein Substantially Completed). If the Work in the Premises is not Substantially Completed by the Completion Termination Date (defined below), Tenant may terminate this Lease by delivering to Landlord written notice thereof at any time before the earlier of (1) ten days following the Completion Termination Date or (2) the date on which the Work in the Premises is Substantially Completed. Time is of the essence for the delivery of Tenant’s termination notice under this Section 3; accordingly, if Tenant fails timely to deliver any such notice, Tenant’s right to terminate this Lease under this Section 3 shall expire. The abatement and termination rights afforded to Tenant under this Section 3 shall be Tenant’s sole remedies for Landlord’s failure to timely Substantially Complete the Work and tender possession of the Premises to Tenant. As used herein, “Liquidated Damages Date” means 120 days following Tenant’s full execution and delivery of this Lease to Landlord, plus the number of Tenant Delay Days and the number of Force Majeure Delay Days, “Completion Termination Date” means 270 days following Tenant’s full execution and delivery of this Lease to Landlord, plus the number of Tenant Delay Days and the number of Force Majeure Delay Days, and “Force Majeure Delay Days” means any delay in achieving Substantial Completion with respect to the Work for the reasons specified in Section 25.3 of this Lease. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (3) the Commencement Date and the expiration date of the initial Term, (4) that Tenant has accepted the Premises, and (5) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Entry into the Premises by any Tenant Party prior to the Commencement Dale shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent.

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4. Rent.

4.1 Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in this Lease or, at Landlord’s election if an Event of Default (which is a default beyond all applicable notice and cure periods, as defined in Section 17) is occurring, or at any time at Tenant’s election, by wire transfer or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent, in the amount payable under this Lease after the end of any Basic Rent abatement period provided in the Basic Lease Information, is due upon execution of this Lease by Tenant; thereafter (i.e., beginning with the first Lease Month for which Basic Rent has not been abated or prepaid by Tenant pursuant to this Section 4.1), Basic Rent shall be payable on the first day of each calendar month, subject to any Basic Rent abatement provision in the Basic Lease Information. The monthly Basic Rent for any partial month due following the expiration of the abatement period shall equal the product of a fraction, the numerator of which is the number of days in the partial month and the denominator of which is the number of days in such full calendar month, multiplied by the monthly installment of Basic Rent in effect during such partial month and is due upon the expiration of the abatement period. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay to Landlord monthly installments of Additional Rent in advance on the first day of each calendar month and otherwise on the same terms and conditions described above with respect to Basic Rent. Unless a shorter time period is specified in this Lease, all payments of miscellaneous Rent charges hereunder (that is, all Rent other than Basic Rent and Additional Rent) shall be due and payable within 30 days following Landlord’s delivery to Tenant of an invoice therefor.

4.2 Additional Rent.

4.2.1 Operating Costs. Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs. Landlord may make a good faith estimate of Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to Tenant’s estimated Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

4.2.2 Operating Costs Defined. The term “Operating Costs” means all costs, expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project and performing Landlord’s obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) wages and salaries of all on-site employees at or below the grade of senior building manager engaged in the operation, maintenance or security of the Project (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Project including accounting personnel), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (C) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply

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with any Law hereafter promulgated by any governmental authority, or any amendment to or any interpretation hereafter rendered with respect to any existing Law that have the effect of changing the legal requirements applicable to the Project from those currently in effect, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (D) cost of all utilities, except (i) Electrical Costs and (ii) the cost of other utilities reimbursable to Landlord by the Project’s tenants other than pursuant to a provision similar to this Section 4.2.2; (E) insurance expenses, including the cost of any deductibles; (F) repairs, replacements, and general maintenance of the Project; (G) fair market rental and other costs with respect to the management office for the Project; and (H) service, maintenance and management contracts and fees (payable to Landlord, Landlord’s affiliate or a third-party management company; provided that any costs paid to Landlord or Landlord’s affiliate for management services shall exclude amounts paid in excess of the competitive rates for management services of comparable quality rendered by persons or entities of similar skill, competence and experience) for the operation, maintenance, management, repair, replacement, or security of the Project (including alarm service, window cleaning, janitorial, security, landscape maintenance and elevator maintenance).

Operating Costs shall not include costs for (i) capital improvements made to the Project, other than capital improvements described in Section 4.2.2(C) and except for items which are generally considered maintenance and repair items, such as painting and wall covering of common areas, replacement of carpet or other floor coverings in elevator lobbies and common areas, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes); (vii) renovating or otherwise improving space for occupants of the Project or vacant leasable space in the Project; (viii) Taxes; and (ix) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project.

4.2.3 Taxes; Taxes Defined. Tenant shall also pay Tenant’s Proportionate Share of Taxes. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof. Notwithstanding anything to the contrary herein, Taxes shall include the Texas margin tax and/or any other business tax imposed under Texas Tax Code Chapter 171 and/or any successor statutory provision. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement as set forth in Sections 41.413 and 42.015 of the Texas Tax Code. From time to time during any calendar year, Landlord may estimate or re-estimate the Taxes to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Taxes payable by Tenant shall be appropriately adjusted in accordance with the estimations.

4.2.4 Electrical Costs. Tenant shall also pay to Landlord Tenant’s Proportionate Share of Electrical Costs. As used herein, “Electrical Costs” means the cost of all electricity used by the Project, which shall include sales, use, excise or other taxes assessed by governmental authorities on electrical services supplied to the Project. Such amount shall be payable in monthly installments on the Commencement Date and on the first day of each calendar month thereafter. Each installment shall be based on Landlord’s estimate of the amount due for each month. From time to time during any calendar

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year, Landlord may estimate or re-estimate the Electrical Costs to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant Thereafter, the monthly installments of Electrical Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations.

4.2.5 Reconciliation Statement. By April 30 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs and Electrical Costs for the previous year, in each case adjusted as provided in Section 4.2.6, and of the Taxes for the previous year (the “Reconciliation Statement”). If Tenant’s estimated payments of Operating Costs, Taxes or Electrical Costs under this Section 4.2 for the year covered by the Reconciliation Statement exceed Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess within 30 days; likewise, if Tenant’s estimated payments of Operating Costs, Taxes or Electrical Costs under this Section 4.2 for such year are less than Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within 30 days of invoice from Landlord.

4.2.6 Gross Up. With respect to any calendar year or partial calendar year in which the Project is not occupied to the extent of 100% of the rentable area thereof, or Landlord is not supplying services to 100% of the rentable area thereof, the Operating Costs and Electrical Costs for such period which vary with the occupancy of the Project shall, for the purposes hereof, be increased to the amount which would have been incurred had the Project been occupied to the extent of 100% of the rentable area thereof and Landlord had been supplying services to 100% of the rentable area thereof.

4.2.7 2011 Additional Rent Estimate. Landlord’s current estimate of Additional Rent for the calendar year 2011 is $13.71 per rentable square foot; however, Landlord and Tenant agree that such figure shall not be interpreted as the maximum amount which may be charged to Tenant for.

4.2.8 Tenant Inspection Right. Provided no Event of Default is occurring, after receiving an annual Reconciliation Statement and giving Landlord 30-days’ prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Additional Rent for the period of time covered by such Reconciliation Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Additional Rent on an annual Reconciliation Statement within 30 days after the statement has been delivered to Tenant, or if Tenant fails to conclude its audit or inspection within 90 days alter the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Additional Rent for the year in question and the calculation of Additional Rent set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection, including, after the first 16 hours of such audit or inspection, $75 per hour of Landlord’s or the building manager’s employee time devoted to such inspection or audit to reimburse Landlord for its overhead costs allocable to the inspection or audit, unless the total Additional Rent for the period in question is determined to be overstated by more than 5% in the aggregate, in which case Landlord shall pay the audit cost (not to exceed the amount Tenant was overcharged for the period in question). Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. Tenant or the accounting firm conducting such audit shall, at no charge to Landlord, submit its audit report in draft form to Landlord for Landlord’s review and comment before the final approved audit report is submitted to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. If such inspection or audit reveals that an error was made in the Additional Rent previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. Provided Landlord’s accounting for Additional Rent is consistent with the terms of this Lease, Landlord’s good faith judgment regarding the proper interpretation of this Lease and the proper accounting for Additional Rent shall be binding on Tenant in connection with any such audit or inspection. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (1) reasonably acceptable to Landlord, (2) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the

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fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (3) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the period of time in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for Landlord or another party). Nothing in this Section 4.2.8 shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

5. Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of eighteen percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee equal to the greater of (a) five percent of the delinquent payment, or (b) $250, to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make payment when due, until five days after Landlord delivers written notice of such delinquency to Tenant.

6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Tenant has performed all of its obligations hereunder, Landlord shall, within 30 days after the expiration of the Term and Tenant’s surrender of the Premises in compliance with the provisions of this Lease, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant’s obligations. Notwithstanding the preceding sentence and to the extent permitted by applicable Law, Landlord may retain that portion of the Security Deposit which Landlord reasonably estimates is necessary to pay all amounts payable by Tenant under this Lease (including all reconciliation amounts payable by Tenant for the year in which the Term expires) until such time after the expiration of the Term that Landlord is actually able to reconcile and confirm such amounts payable by Tenant under this Lease have been paid in full by Tenant (e.g., Landlord cannot reconcile and confirm Tenant has paid Tenant’s Proportionate Share of Taxes for the calendar year in which the Term expires if Landlord has not received a Tax bill from all applicable taxing authorities at the time of such expiration). The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises and the transferee assumes Landlord’s obligations under this Lease, then Landlord may assign the Security Deposit to the transferee (and if Landlord does not assign the Security Deposit to the transferee, Landlord shall ensure that such transferee assumes the obligations related to the Security Deposit) and Landlord thereafter shall have no further liability for the return of the Security Deposit. The rights and obligations of Landlord and Tenant under this Section 6 arc subject to any other requirements and conditions imposed by Laws applicable to the Security Deposit. So long as no monetary Event of Default has occurred and no Event of Default is then occurring, Landlord shall, on the first day of each month beginning on the first day of the 13th Lease Month, apply the Security Deposit toward Tenant’s Basic Rent obligations accruing after such date until the Security Deposit has been reduced to $159,887.04. At such time, the Security Deposit shall thereafter be $159,887.04; provided, that so long as no monetary Event of Default has occurred and no Event of Default is then occurring, Landlord shall, on the first day of each month beginning on the first day of the 25th Lease Month, apply the Security Deposit toward Tenant’s Basic Rent obligations accruing after such date until the Security Deposit has been reduced to $106,591. At such time, the Security Deposit shall thereafter be $106,591.

7. Landlord’s Obligations.

7.1 Services. Landlord shall use all reasonable efforts to furnish to Tenant: (1) water at those points of supply provided for general use of tenants of the Building; (2) the equipment to provide heated and refrigerated air conditioning (“HVAC”) as appropriate, at such temperatures and in such amounts as are standard for

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comparable buildings with comparable densities and heat loads in the vicinity of the Building (not to exceed the current HVAC system’s capacity existing as of the Lease Date); (3) janitorial service to the Premises five days per week, other than holidays, for Building-standard installations and such window washing as may from time to time be reasonably required; (4) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and holidays; and (5) electrical current for equipment that does not require more than 110 volts and whose electrical energy consumption does not exceed normal office usage. Landlord shall use all reasonable efforts to furnish the items specified in (1), (4) and (5) above on a 24-hour per day, seven-days per week, basis. If Tenant desires any of the services specified in Section 7.1: (A) at any time other than between 7:00 a.m. to 7:00 p.m. on weekdays and between 8:00 a.m. to 1:00 p.m. on Saturdays (in each case other than holidays), or (B) on Sundays or holidays, then such services shall be supplied to Tenant upon the written request by Tenant delivered to Landlord’s designated properly manager before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services (which shall not be included in Tenant’s Proportionate Share of Operating Costs or Electrical Costs) within 30 days after Landlord has delivered to Tenant an invoice therefor. Tenant acknowledges that the cost components for providing after-hours HVAC service to the Premises are not separately metered; accordingly, Landlord’s determination of after-normal-business-hour HVAC charges are estimates of the costs incurred by Landlord in providing such after-hour HVAC service to Tenant. The costs charged to Tenant for such after hour service shall include Landlord’s reasonable allocation of the costs for electricity, water, sewage, water treatment, labor, metering, filtering, equipment depreciation, wear and tear and maintenance to provide such service and an administrative fee of 15%. Landlord’s reasonable estimate of 2011 after-normal business hours charges for HVAC is $33.00 per hour per floor of the Building (with a two-hour minimum), plus any applicable sales or other taxes; however, Landlord and Tenant agree that such figure shall not be interpreted as the maximum amount which may be charged to Tenant for such services.

7.2 Excess Utility Use. Landlord shall not be required to furnish electrical power for equipment that requires more than 110 volts or other equipment whose electrical energy consumption exceeds normal office usage. If Tenant’s requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 7.1, Landlord shall, at Tenant’s expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, provided the additional use of such feeders and risers caused by Tenant’s excess electrical requirements do not adversely affect Landlord’s ability to provide reasonable electrical service to the balance of the Building (as determined by Landlord in the exercise of its reasonable discretion); and Tenant shall pay to Landlord the cost of such service within 30 days after Landlord has delivered to Tenant an invoice therefor. If Landlord believes that Tenant is consuming a disproportionate amount of electricity, or if Tenant is requesting to install additional equipment in the Premises, Landlord may determine the amount of such additional consumption and potential consumption by any commercially reasonable, verifiable method, including installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts unless approved in advance by Landlord, which approval shall not be unreasonably withheld. Tenant shall not install any electrical equipment requiring voltage in excess of Building capacity unless approved in advance by Landlord, which approval may be withheld in Landlord’s sole discretion. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, adversely affect Landlord’s ability to provide reasonable service to the balance of the Building, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, in each case plus an administrative fee of 15% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has delivered to Tenant an invoice therefor.

7.3 Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service required of it under Section 7.1 that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s

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obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any such service for a period of 25 consecutive business days (or 15 consecutive business days because of the unavailability and the restoration of such services is within the reasonable control of Landlord) following Landlord’s receipt from Tenant of a written notice regarding such unavailability, and such unavailability was not caused by a Tenant Party or a governmental directive, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each consecutive day (after such 25-day period [or after such 15-day period, as applicable]) that Tenant is so prevented from using the Premises.

7.4 Repair and Maintenance by Landlord. Landlord shall maintain and repair the common areas of the Project, Building’s Structure, the core portions of the Building’s Systems, the parking areas and other exterior areas of the Project, including driveways, alleys, landscape and grounds of the Project and utility lines in a good condition, consistent with the operation of similar class office buildings in the market in which the Project is located, including maintenance, repair and replacement of the exterior of the Project (including painting), landscaping, sprinkler systems and any items normally associated with the foregoing. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent excluded by Section 4.2. In no event shall Landlord be responsible for alterations to the Building’s Structure required by applicable Law because of Tenant’s use of the Premises (which alterations shall be made by Landlord at Tenant’s sole cost and expense and on the same terms and conditions as Landlord performed repairs as described in Section 8.2 below). Notwithstanding anything to the contrary contained herein, Landlord shall, in its commercially-reasonable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action.

7.5 Access. Subject to the Building rules and regulations attached as Exhibit C hereto and the other provisions of this Lease (including Section 9 hereof), Tenant will be provided access to the Premises 24 hours per day, seven days per week.

8. Improvements; Alterations; Repairs; Maintenance.

8.1 Improvements; Alterations. Improvements to the Premises shall be installed at Tenant’s expense (other than the Work, as defined in Exhibit D hereto, for which Landlord shall provide the Construction Allowance) only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8.1. No alterations or physical additions in or to the Premises (including the installation of systems furniture or other equipment or personal property that affects or otherwise connects to the Building’s Systems) may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would (a) adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms or mechanical rooms), or (b) affect (in the sole discretion of Landlord) the (i) exterior appearance of the Project, (ii) appearance of the Project’s common areas or elevator lobby areas, or (iii) provision of services to other occupants of the Project. Further, Landlord may condition its consent to any alteration or addition on Tenant’s obtaining a letter of credit, bond or other form of security satisfactory to Landlord, in its reasonable discretion, to ensure Tenant’s compliance with its obligations hereunder. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

8.2 Repair and Maintenance by Tenant. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. If the Premises include, now or hereafter, one or more floors of the Building in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered to be a part of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises (excluding the core portion of the Building’s Systems, which shall be maintained by Landlord pursuant to Section 7.4) and Tenant’s Off-Premises

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Equipment and all areas, improvements and systems exclusively serving the Premises, including the branch lines of the plumbing, electrical and HVAC systems, including all duct work. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Project caused by a Tenant Party. If (1) Tenant fails to commence to make such repairs or replacements within 15 days after the occurrence of such damage and thereafter diligently pursue the completion thereof, or (2) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within 30 days after the occurrence of such damage, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 8, in each case plus an administrative fee of 15% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

8.3 Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord and only in accordance with plans and specifications approved by Landlord in writing (and except as otherwise provided herein, Landlord shall use its reasonable discretion in determining whether to grant such approvals). If Landlord elects, in its sole discretion, to supervise any work described in this Section 8, Tenant shall pay to Landlord a construction management fee equal to 3.5% of the cost of such work. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming the Landlord Insured Parties (as defined below) as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems) and shall use materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Project. Landlord may designate reasonable rules, regulations and procedures for the performance of all such work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when such work may be performed. All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Project’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor and no such work will be permitted if it would void or reduce the warranty on the roof. Upon completion of any work described in this Section 8, Tenant shall furnish Landlord with accurate reproducible “as-built” CADD files of the improvements as constructed.

8.4 Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s or construction liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal line with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten business days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any lime from the date hereof until the end of the Term, are hereby charged with notice that they shall look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold

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harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

9. Use.

9.1 Permitted Use; Disabilities Act. Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. Tenant shall not conduct second or third shift operations within the Premises; however, Tenant may use the Premises after normal business hours, so long as Tenant is not generally conducting business from the Premises after normal business hours. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) except as expressly set forth below, Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Building as well as compliance with the Disabilities Acts (as such Disabilities Acts are codified and interpreted as of the date of this Lease) in the restrooms within the Premises to the extent such non-compliance was caused by a condition which existed due to the design and construction of the restrooms within the Premises as of the date Landlord lenders possession of the Premises to Tenant, in each case other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions, including any initial tenant improvement work, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Project or its contents, or for the storage of any Hazardous Materials (other than de minimis quantities found in typical office supplies [e.g., photocopier toner] and then only in compliance with all Laws and in a reasonable and prudent manner). Tenant shall not use any substantial portion of the Premises for a “call center,” any other telemarketing use, or any credit processing use. If, because of a Tenant Party’s acts or omissions or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then such acts or omissions shall be an Event of Default. Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Project.

9.2 Density Limitations. The population density within the Premises as a whole shall at no time exceed one person for each 300 rentable square feet in the Premises; however, such population density may from time to time exceed such number on a temporary basis for meetings, conferences and other events of a temporary nature. Notwithstanding the preceding sentence, Tenant may (pursuant to the terms of this Lease) use the Construction Allowance to configure, or Tenant may (at some subsequent time) re-configure the Premises to a population density as a whole more dense than one person per 300 rentable square feet (but in no event more dense than one person per 180 rentable square feet); provided that Tenant shall be responsible for (1) addressing any excess utility requirements as set forth in Section 7.2 hereof, and (2) all costs incurred by Landlord as a result of such increased population density, including costs incurred by Landlord to (A) ensure that the employees and invitees of all Tenant Parties occupy no more than the number of parking spaces to be provided by Landlord as set forth in Exhibit G hereto (it being expressly understood that in no event shall Tenant be permitted to use more than the number of parking spaces to be provided by Landlord as set forth in Exhibit G hereto), (B) provide any additional janitorial and day porter service and supplies necessary to maintain the level of service to be provided by Landlord under Section 7.1 hereof, (C) enhance the Building’s HVAC systems, which enhancements may, at the option of Landlord, be performed by a third party engineering firm selected by Landlord, and which enhancements may include adding supplemental HVAC equipment and the enhancement of the Building’s HVAC and electrical systems in order to add the conditioning equipment to satisfy Landlord’s HVAC specifications contained in Section 7.1 and properly service the HVAC need of the higher than one per 300 rentable square foot density load (including any upgrades to the air handler system to meet any fresh air circulation or other code requirements), (D) install liebert units or other supplemental cooling systems for the Premises (including all separate electrical sub meters and monthly separate sub meter charges for such additional HVAC equipment), and (E) modify any

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restrooms located in common areas of the Building (it being understood that Tenant shall be solely responsible for all modifications to the restrooms exclusively serving the Premises, other than as expressly provided in Section 9.1 of this Lease). All of the foregoing enhancements requiring work outside the Premises shall be performed by Landlord, and Tenant shall pay to Landlord all costs incurred in connection therewith (including the costs of any third party engineering firm), plus an administrative fee of 15% of such costs, within 30 days after Landlord’s written request therefor. To the extent any enhancements are reasonably requested by Landlord (or its third party engineering firm) or required by Law to be made to the interior of the Premises as a result of the increased population density thereof, Tenant shall promptly perform and pay for any such work. Landlord acknowledges that it has approved the Space Plans (as defined in Exhibit D attached hereto), including the density plans contained therein which accommodate a density of one person per 180 rentable square feet in the Premises.

10. Assignment and Subletting.

10.1 Transfers. Except as provided in Section 10.8, Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current direct or indirect control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, (6) permit the use of the Premises by any parties other than Tenant, or (7) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section 10.1(1) through 10.1(7) being a “Transfer”).

10.2 Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy, (2) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project, (3) will not use the Premises, Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building or Project, (4) is not a governmental or quasi-governmental entity, or subdivision or agency thereof, (5) is not another occupant of the Project or an Affiliate of such occupant so long as Landlord or its Affiliate has, or anticipates having in the 90 day period following the proposed date of the Transfer, sufficient available space to lease to such prospective tenant, (6) is not currently and has not in the past been involved in litigation with Landlord or any of its Affiliates, (7) meets Landlord’s reasonable standards for tenants of the Project and is otherwise compatible with the character of the occupancy of the Project, and (8) is not a person or entity with whom Landlord is then, or has been within the three-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Project or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant is occurring. Any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord’s sole discretion.

10.3 Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its actual and reasonable out-of-pocket attorneys’ fees and other expenses incurred in connection with considering any request for consent to a Transfer.

10.4 Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations

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hereunder; however, any transferee of Less than all of the space in the Premises shall be liable only for obligations under this Lease that arc properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers and no subtenant of any portion of the Premises shall be permitted to further sublease any portion of its subleased space. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

10.5 Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

10.6 Cancellation. Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting (in each case to a party other than a Permitted Transferee) of more than 10.000 rentable square feet of the Premises or, regardless of the number of rentable square feet subject to the proposed sublease, is for a sublease term of all or substantially all of the remaining Term of this Lease (assuming, for purposes of such calculation, that the proposed subtenant exercises all available renewal options granted to such proposed subtenant), cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the foregoing, if Landlord provides written notification to Tenant of its election to cancel this Lease as to any portion of the Premises as provided above, Tenant may rescind its proposed assignment or subletting of the Premises by notifying Landlord in writing within three business days following Landlord’s written cancellation notice.

10.7 Additional Compensation. While no Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (I) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby. While any Event of Default exists and before Landlord begins exercising its remedies under Section 18.1 or Section 18.2, Landlord shall apply the net amounts actually received by Landlord under this Section 10.7 to offset the damages resulting from Tenant’s default. While any Event of Default exists and after Landlord begins exercising its remedies under Section 18.1 or Section 18.2, Tenant shall pay to Landlord, immediately upon receipt thereof, one hundred percent (100%) of the excess of (A) all compensation received by Tenant for a Transfer over (B) the Rent allocable to the portion of the Premises covered thereby.

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10.8 Permitted Transfers. Notwithstanding Section 10.1, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises or an ownership interest in Tenant so as to result in a change in the direct or indirect control of Tenant (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

10.8.1 an Affiliate of Tenant;

10.8.2 any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (1) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (2) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold as of the effective date of the Permitted Transfer;

10.8.3 any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets, so long as (1) Tenant’s obligations hereunder are assumed by the entity acquiring such assets; and (2) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold as of the effective date of the Permitted Transfer;

10.8.4 any change in control of Tenant, including the transfer or purchase of a controlling interest in Tenant, so long as Tenant’s Tangible Net Worth as of the effective date of the Permitted Transfer is equal to or greater than Tenant’s Tangible Net Worth on the Lease Date; or

10.8.5 any change in control of Tenant resulting from an initial or subsequent public offering or distribution of equity or debt securities by Tenant or the sale of equity or convertible debt securities of Tenant or an Affiliate in any transaction, so long as Tenant’s Tangible Net Worth as of the effective date of the Permitted Transfer is equal to or greater than Tenant’s Tangible Net Worth on the Lease Date.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project, Landlord or other tenants of the Project. No later than ten days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. As used herein, the term “Tangible Net Worth/Credit Threshold” shall mean (i) the proposed Permitted Transferee has a Tangible Net Worth equal to or greater than the Tangible Net Worth of Tenant as of the Lease Date as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord, and (ii) if the proposed Permitted Transferee has been assigned a Corporate Debt Rating, then such proposed Permitted Transferee’s Corporate Debt Rating satisfies the Corporate Debt Rating Requirement. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each ease as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10, and “Corporate Debt Rating” shall mean either a general corporate debt rating or an unsecured corporate debt rating by either Standard & Poor’s Corporation

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(“S&P”) or Moody’s Investor Service (“Moody’s”), and “Corporate Debt Rating Requirement” shall mean a Corporate Debt Rating of BBB or better (as determined by S&P) and Baa2 or better (as determined by Moody’s).

11. Insurance; Waivers; Subrogation; Indemnity.

11.1 Tenant’s Insurance. Effective as of the earlier of (a) the date Tenant enters or occupies the Premises, or (b) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (i) commercial general liability insurance (including property damage, bodily injury and personal injury coverage and host liquor liability) in amounts of $1,000,000 per occurrence; $2,000,000 general aggregate; $1,000,000 personal injury and advertising injury liability; and $1,000,000 damage to rented premises, or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter |including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant (and naming as additional insureds the California Public Employees’ Retirement System, Landlord, Landlord’s property management company, Landlord’s asset management company and, if applicable, Landlord’s Mortgagee [collectively, “Landlord Insured Parties”]), against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (ii) all-risk insurance (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up, flood, earthquake, windstorm and collapse coverage) covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and, if applicable, Landlord’s Mortgagee as additional loss payees as their interests may appear, (iii) all-risk insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), (iv) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (v) commercial auto liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident, (vi) worker’s compensation insurance as required to comply with Laws or employers’ liability insurance in amounts of $1,000,000 per employee for bodily injury by accident and $1,000,000 per employee for bodily injury by disease, (vii) business interruption insurance in an amount equal to or greater than 12 months of Tenant’s actual, sustained probable loss, (viii) automobile liability insurance (if applicable) with a combined single limit of $1,000,000 covering all owned, non-owned and hired automobiles, and (ix) excess general, automobile and employers’ liability insurance, on a following form basis, of $3,000,000 per occurrence. The general liability, automobile liability (if applicable), and excess liability policies shall name the Landlord Insured Parties as additional insureds, and all property insurance policies (except on Tenant’s personal property) shall name Landlord as loss payee. Tenant’s insurance (except workers’ compensation or employers’ liability insurance) shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten days of the effective date of coverage), and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify the Landlord Insured Parties at least 30 days before cancellation (ten days for non-payment of premium) or a material change of any such insurance policies. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with an A.M. Best rating of A+:VII or better. However, no review or approval of any insurance certificate or policy by Landlord shall derogate from or diminish Landlord’s rights or Tenant’s obligations hereunder. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 15% of such cost.

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11.2 Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Any insurance required to be maintained by Landlord may be taken out under a blanket insurance policy or policies covering other buildings, property or insureds in addition to the Building and Landlord. In such event, the costs of any such blanket insurance policy or policies shall be reasonably allocated to the Project and the other properties covered by such policy or policies as reasonably determined by Landlord and included as part of Operating Costs. Notwithstanding anything in this Lease to the contrary. Landlord’s indemnity obligations under this Lease shall be limited to the extent any such claim is insured against under the terms of any insurance policy maintained by Landlord (or is required to be maintained by Landlord under the terms of this Lease).

11.3 No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 11 that covers the Project, the Premises. Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

11.4 Indemnity. Subject to Section 11.3, Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any properly or inconvenience (a “Loss”) (1) occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Party, (2) occurring in the Premises, or (3) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenants Off-Premises Equipment. It being agreed that clauses (2) and (3) of this indemnity are intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of Landlord and its agents. Subject to Section 11.3, Landlord shall defend, indemnify, and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) for any Loss arising from any occurrence in or on the Building’s common areas to the extent caused by the negligence or willful misconduct of Landlord or its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

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12. Subordination; Attornment; Notice to Landlord’s Mortgagee.

12.1 Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from any future Landlord’s Mortgagee, in such future Landlord’s Mortgagee’s form; however, Landlord’s failure to deliver any such subordination, non-disturbance and attornment agreement shall not constitute a default by Landlord hereunder nor affect the subordination of this Lease as provided in this Section; and further provided that any costs associated with obtaining such subordination, non-disturbance and attornment agreement shall be paid by Tenant within 15 days after Landlord’s written request therefor. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination. Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten business days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

12.2 Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

12.3 Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

12.4 Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own fee simple title to the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13. Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all tenants of the Project, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory

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manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party. Tenant shall be given at least 10 days notice of any changes to the rules and regulations in order to assist in Tenant’s compliance with the same.

14. Condemnation.

14.1 Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

14.2 Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a faking and such faking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such faking by giving written notice to Landlord within 30 days after the faking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, or if there is a temporary Taking rendering the Premises untenantable by Tenant (and Tenant does not use the Premises), then Basic Rent and Additional Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

14.3 Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building or Project becomes subject to a faking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rent and Additional Rent shall abate as provided in the last sentence of Section 14.2.

14.4 Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Project and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs and loss of business.

15. Fire or Other Casualty.

15.1 Repair Estimate. If the Premises or the Project are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

15.2 Tenant’s Rights. If the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 15.4 below cannot be repaired within 270 days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

15.3 Landlord’s Rights. If a Casualty occurs and (1) Landlord estimates that the damage cannot be repaired within the Repair Period, (2) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage, the damage is not fully covered by Landlord’s insurance policies or Landlord makes a good faith determination that restoring the damage would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

15.4 Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or

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betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Project, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

15.5 Abatement of Rent. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Basic Rent and Additional Rent without abatement.

16. Personal Property Taxes. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied or assessed against personal property, furniture, fixtures, betterments, improvements, and alterations placed by any Tenant Party in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture, fixtures, betterments, improvements, and alterations and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

17. Events of Default. Each of the following occurrences shall be an “Event of Default”:

17.1 Payment Default. Tenant’s failure to pay Rent within five days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on one or more occasions;

17.2 Abandonment. Tenant (1) abandons or vacates the Premises or any substantial portion thereof or (2) vacates the Premises or a substantial portion thereof without providing written notice to Landlord at least ten business days prior to the date on which Tenant vacates the Premises or any substantial portion thereof;

17.3 Estoppel; Subordination; Financial Reports. Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord’s written request therefor pursuant to Section 25.5, Section 12.1, and Section 25.19 respectively, and such failure shall continue for five days after Landlord’s second written notice thereof to Tenant;

17.4 Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11.1;

17.5 Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s or construction lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Section 8.4;

17.6 Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; however, if such failure cannot be cured within such 30-day period (thus excluding, for example, Tenant’s obligation to provide Landlord evidence of Tenant’s

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insurance coverage) and Tenant commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default unless it is not fully cured within an additional 30 days after the expiration of the 30-day period; and

17.7 Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.7, any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

18. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

18.1 Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 19.1, and (c) an amount equal to (but in no event less than zero) (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal in its listing of “Money Rates” minus one percent, minus (2) the then present fair rental value of the Premises for such period, similarly discounted;

18.2 Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 19.1, and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Landlord shall use reasonable efforts to relet the Premises as further described in Section 19.4 below. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18.2. If Landlord elects to proceed under this Section 18.2, it may at any time elect to terminate this Lease under Section 18.1;

18.3 Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on written demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

18.4 Suspension of Services. Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor; or

18.5 Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and to the extent permitted by Law, Landlord shall not be required to provide a new key or right of access to Tenant.

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19. Payment by Tenant; Non-Waiver; Cumulative Remedies; Mitigation of Damage.

19.1 Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including actual and commercially reasonable brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (7) securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Event of Default shall immediately terminate). To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

19.2 No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlords rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

19.3 Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease.

19.4 Mitigation of Damage. The parties agree any duty imposed by Law on Landlord to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord uses reasonable efforts to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Premises until 60 days following the date upon which Landlord obtains full and complete possession of the Premises, including the relinquishment by Tenant of any claim to possession of the Premises by written notice from Tenant to Landlord; (2) Landlord shall not be obligated to lease or show the Premises on a priority basis or offer the Premises to any prospective tenant when other space in the Project is or soon will be available; (3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for less than the current fair market value of the Premises, as determined by Landlord in its sole discretion, nor will Landlord be obligated to enter into a new lease for the Premises under other terms and conditions that are unacceptable to Landlord under Landlord’s then-current leasing policies; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant: (A) whose use would violate any restriction, covenant or requirement contained in the lease of another tenant in the Project; (B) whose use would adversely affect the reputation of the Project; (C) whose use would require any addition to or modification of the Premises or Project in order to comply with applicable Law, including building codes; (D) who does not satisfy the Tangible Net Worth/Credit Threshold and who does not have, in Landlord’s sole opinion, the creditworthiness to be an acceptable tenant; (E) that is a governmental entity; or (F) that does not meet Landlord’s reasonable standards for tenants of the Project or is otherwise; incompatible with the character of the occupancy of the Project, as reasonably determined by Landlord; and (5) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a Substitute Tenant unless: (A) Tenant pays any such

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amount to Landlord prior to Landlord’s execution of a lease with such Substitute Tenant (which payment shall not relieve Tenant of any amount it owes Landlord as a result of Tenant’s default under this Lease); or (B) Landlord, in Landlord’s sole discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant.

20. Landlord’s Lien. [Intentionally Deleted].

21. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease or Tenant’s right to possess the Premises, Tenant shall (a) deliver to Landlord the Premises broom-clean with all improvements located therein in good repair and condition (except for condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control), free of any liens or encumbrances and free of Hazardous Materials placed on the Premises during the Term; (b) deliver to Landlord all keys to the Premises and all access cards to the Project; (c) remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Project by a Tenant Party and unattached equipment located in the Premises (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord unless Landlord requires such removal by delivering written notice thereof to Tenant at least 90 days before the end of the Term); (d) remove any and all cabling (including conduit) installed in the Premises or elsewhere in the Project by or on behalf of a Tenant Party, including all connections for such cabling, at Tenant’s sole cost or, if Landlord so elects, Landlord may perform such removal at Tenant’s sole cost, with the cost thereof to be paid to Landlord as Rent (Landlord will have the right, however, upon notice to Tenant, given prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all such cabling |including conduit], whether located in the Premises or elsewhere in the Project, and if Landlord so elects, Tenant covenants that such cabling shall be left in a neat and safe condition in accordance with the requirements of all applicable Laws, including the National Electric Code or any successor statute, and shall be terminated at both ends of a connector, properly labeled at each end and in each electrical closet and junction box); and (e) remove such alterations, additions, improvements, and Tenant’s Off-Premises Equipment as Landlord may request; however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed. Tenant shall repair all damage caused by the removal of the items described above. If Tenant fails to remove any of the items required to be removed by Tenant, Landlord may, at Landlord’s option, (1) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (2) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including collection costs and attorneys’ fees), plus interest thereon at the Default Rate, or (3) elect any of the actions described in clauses (1) and (2) above as Landlord may elect in its sole discretion. The provisions of this Section 21 shall survive the end of the Term.

22. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to the greater of (1) 150% of the Rent payable during the last month of the Term for the first 60 days, 200% thereafter, or (2) 125% of the prevailing rental rate in the Project for similar space, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits or other consequential damages to Landlord resulting therefrom.

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23. Certain Rights Reserved by Landlord. Landlord shall have the following rights:

23.1 Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant at least one day’s prior notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

23.2 Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building alter normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time, which may include, by way of example but not limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

23.3 Prospective Purchasers and Lenders. Upon reasonable prior notice (which notice may be verbal) to Tenant, to enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders; and

23.4 Prospective Tenants. At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) upon at least one day’s prior notice (which notice may be verbal) to Tenant, or at any time while an Event of Default is occurring, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

In exercising the foregoing rights in this Section 23, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s occupancy of the Premises.

24. Substitution Space. [Intentionally Deleted].

25. Miscellaneous.

25.1 Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

25.2 Landlord’s Liability. The liability of Landlord (and its successors, partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the amount which is equal to the lesser of (a) the interest of Landlord in the Building, or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to 80% of the value of the Building (as such value is reasonably determined by Landlord), further, neither Landlord (and its successors, partners, shareholders or members) nor any other Landlord Insured Party shall be personally liable for any deficiency, and in no event shall any liability hereunder extend to any sales or insurance proceeds received by Landlord (or its successors, partners, shareholders or members) in connection with the Project, the Building or the Premises. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code. The provisions of this Section shall survive any expiration or termination of this Lease.

25.3 Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible

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for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

25.4 Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than AQUILA Commercial, LLC and HPI Corporate Services, LLC, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

25.5 Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten business days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts, From time to time, Landlord shall furnish to any party designated by Tenant, within 15 business days after Tenant has made a request therefor, a certificate signed by Landlord certifying whether or not there are any monetary defaults by Tenant then existing under this Lease.

25.6 Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand-delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices shall be effective upon delivery (which, in the case of delivery by facsimile transmission, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile so long as the confirmatory letter referenced above is sent) to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

25.7 Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a pan of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

25.8 Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by facsimile transmission as specifically set forth in Section 25.6 or electronic signatures as specifically set forth in Section 25.9; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by facsimile transmissions as specifically set forth in Section 25.6 and other electronic signatures as specifically set forth in Section 25.9. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

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25.9 Counterparts. This Lease (and amendments to this Lease) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Lease, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one document.

25.10 Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and all matters of record as of the date of this Lease which are applicable to the Premises.

25.11 No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

25.12 No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

25.13 Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

25.14 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

25.15 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

25.16 Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

25.17 Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

25.18 Joint and Several Liability. If Tenant consists of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

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25.19 Financial Reports. If Tenant is an entity that is domiciled in the United States of America, and whose securities are funded through a public securities exchange subject to regulation by the United States of America publicly traded over exchanges based in the United States and whose financial statements are readily available, the terms of this Section 25.19 shall not apply. Otherwise, within 15 business days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by Law or court order. Tenant shall not be required to deliver the financial statements required under this Section 25.19 more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

25.20 Landlord’s Fees. Whenever Tenant requests Landlord to lake any action not required of Landlord hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s actual, reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable engineers’ or architects’ fees and reasonable attorneys’ fees (including amounts allocated by Landlord to Landlord’s in-house counsel as well as fees and expenses charged by outside counsel engaged by Landlord), within 30 days after Landlord’s delivery to Tenant of an itemized statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

25.21 Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location unless Landlord has previously reviewed and approved all plans, specifications and contracts pertaining to telecommunication service entry points, any documents to which Landlord is a party or which may encumber the Project, which consent and/or approval will not be unreasonably withheld. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Project, applicable Laws and Landlord’s policies and practices for the Project, and shall be required, at Landlord’s election, to enter into a license agreement with Landlord to confirm and approve items such as, without limitation, the proposed location (and labeling requirements) of wiring, cabling, fiber lines, points of demarcation, entry into the Project, insurance requirements and the like. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

25.22 Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlords benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease to its attorneys, accountants, employees and existing or prospective financial partners, if Tenant is required to make any such disclosure as part of the process of listing its interests on a public exchange, or if required by Law or court order, provided all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

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25.23 Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is and will remain during the Term a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so, and that Tenant’s organizational identification number assigned by the Delaware Secretary of State is 4424140. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

25.24 Hazardous Materials. The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project. No Tenant Party shall use, generate, store or Release (defined below), or permit the use, generation, storage or Release of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws and in a reasonable and prudent manner. As used herein, “Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing. If any Tenant Party breaches its obligations under this Section 25.24, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from such Tenant Party’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of cleanup and remediation) arising from any Tenant Party’s failure to comply with the provisions of this Section 25.24. This indemnity provision is intended to allocate responsibility between Landlord and Tenant under environmental Laws and shall survive termination or expiration of this Lease.

25.25 List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -	Outline of Premises
Exhibit B -	Description of the Land
Exhibit C -	Building Rules and Regulations
Exhibit D -	Tenant Finish-Work: Allowance (Landlord Performs the Work)
Exhibit E -	Form of Confirmation of Commencement Date Letter
Exhibit F -	Form of Tenant Estoppel Certificate
Exhibit G -	Parking
Exhibit II -	Right of First Offer

25.26 Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

25.27 Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’S Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

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25.28 Waiver of Consumer Rights. Tenant hereby waives all its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Tenant’s own selection, Tenant voluntarily adopts this waiver.

25.29 UBTI. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (1) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems reasonably necessary to qualify all Rents as “rents from real property,” and (2) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section 25.29 shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

26. Other Provisions.

26.1 Early Entry by Tenant. Tenant may enter the Premises up to 15 days before the Premises are Substantially Completed with Landlord’s prior consent (which shall not be unreasonably withheld) to install furniture and telephone data cabling in the Premises, provided that (1) Landlord is given prior written notice of any such entry, (2) such entry shall be coordinated with Landlord and shall be performed such that there is not more than a de minimis delay in the Work, and (3) Tenant shall deliver to Landlord evidence that the insurance required under Section 11 of this Lease has been obtained. Any such entry shall be on the terms of this Lease, but no rent shall accrue in respect of Basic Rent or Additional Rent under Section 4.2 of this Lease, during the period that Tenant so enters the Premises prior to the Commencement Date. Tenant shall conduct its activities therein so as not to interfere with the Work, and shall do so at its risk and expense. If, in Landlord’s reasonable judgment, Tenant’s activities therein interfere with the Work, Landlord may terminate Tenant’s right to enter the Premises before the Commencement Date.

26.2 Tenant’s Cancellation Right. Provided no Event of Default then exists when Tenant delivers the cancellation notice or on the cancellation date, Tenant may cancel this Lease as to the initial Premises demised to Tenant as of the Lease Date effective as of 11:59 p.m., Austin, Texas, time on the last day of the 41st Lease Month by delivering to Landlord at least nine full calendar months before the cancellation date (1) written notice thereof and (2) the Cancellation Fee (defined below). The “Cancellation Fee” shall equal the sum of (A) two full calendar months of gross Rent at the rate payable immediately following the cancellation effective date (assuming, for the purposes of such calculation, that the Lease had not been cancelled by Tenant) and (B) the amount that would be outstanding on a hypothetical loan on the cancellation date assuming (i) an original principal balance equal to the Leasing Costs (defined below), (ii) an interest rate of 8% per annum, (iii) the loan is payable in equal monthly installments of principal and interest, beginning on the first day of the first full calendar month of the Term and ending on the first day of the last scheduled month of the Term (assuming the Lease had not been terminated), and (iv) all payments were made before the cancellation date. The term “Leasing Costs” means all leasing commissions and allowances incurred by Landlord in leasing the space to Tenant. As a condition to the effectiveness of Tenant’s cancellation right, Tenant shall pay to Landlord prior to the cancellation date any past-due amounts then outstanding under the Lease. If Tenant fails timely to deliver the Cancellation Fee or the cancellation notice or is otherwise unable to exercise this cancellation option, then Tenant’s right to cancel this Lease under this Section 26.2 shall expire; time is of the essence with respect thereto.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

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This Lease is executed as of the Lease Date (as defined in the Basic Lease Information).

LANDLORD:	NOP 301 CONGRESS LP, a Texas limited partnership
	By:	NOP 301 Congress GP LLC, a Delaware limited liability company, its general partner
		By:	National Office Partners LLC, a California limited liability company, its sole member
			By:	CWP Capital Management LLC, a Delaware limited liability company, its manager

				By:	/s/ Joseph A. Corrente
				Name:	Joseph A. Corrente
				Title:	Senior Vice President

TENANT:	WHALE SHARK MEDIA, INC., a Delaware corporation

	By:	/s/ Ken Kieley
	Name:	Ken Kieley
	Title:	CFO

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EXHIBIT A

OUTLINE PREMISES

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EXHIBIT B

DESCRIPTION OF THE LAND

THAT CERTAIN REAL PROPERTY SITUATED IN THE STATE OF TEXAS, CUT OF AUSTIN, COUNTY OF TRAVIS DESCRIBED AS FOLLOWS:

TRACT 1: 1.54 acres of land, being all of Lots 1, 2, 7, 8, 9, 10, 11 and 12 and the Southerly 18 feet of Lot 3, Block 30, Original City of Austin, Travis County, Texas, according to the map or plat of record in the General Land Office of the State of Texas, also all of the alley of Block 30.

TRACT 2: A tract of land being subsurface areas in East 3rd Street and Brazos, adjacent to Lots 1, 10, 11 and 12, Block 30, Original City of Austin, Travis County, Texas, according to the map or plat of record in the General Land Office of the State of Texas.

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EXHIBIT C

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, any parking garage or other parking lot or facility associated therewith, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. No Tenant Party shall go upon the roof of the Project.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices (other than those that are not visible outside the Premises) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws (other than those which are necessary to hang paintings, prints, pictures, or other similar items on the Premises’ interior walls) shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4. Landlord shall provide all door locks at the entry of each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys (Landlord is providing Tenant with 10 keys pursuant to this Lease) to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof. Replacement keys shall be provided on a reasonable basis and at Tenant’s cost.

5. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

6. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

7. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No bicycles, birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

8. Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

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9. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

10. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

11. No machinery or appliances of any kind (other than normal office equipment and normal break room appliances) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies [e.g., photocopier toner] used in compliance with all Laws).

12. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

13. No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

14. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

15. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

16. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

17. Tenant will not permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, illegal drugs or, unless Tenant has provided the liquor liability endorsement as required in Section 11.1, alcoholic beverages.

18. Tenant shall not permit its employees, invitees or guests to smoke in the Premises or the lobbies, balconies, passages, corridors, elevators, vending rooms, rest rooms, stairways or any other area shared in common with other tenants in the Building, or permit its employees, invitees, or guests to loiter at the Building entrances or balconies for the purposes of smoking. Landlord may, but shall not be required to, designate an area for smoking outside the Building.

19. Tenant shall not allow any Tenant Party to use any type of portable space heater in the Premises or the Building.

20. Only artificial holiday decorations may be placed in the Premises, no live or cut trees or other real holiday greenery may be maintained in the Premises or the Building.

21. Tenant shall not park or operate any semi-trucks or semi-trailers in the parking areas associated with the Building.

22. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises or the Project’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall turn off all lights before leaving the Project at the end of the day.

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23. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

24. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service to the general public or anyone other than Tenant’s employees without the prior written consent of Landlord.

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EXHIBIT D

TENANT FINISH-WORK: ALLOWANCE

(Landlord Performs the Work)

1. Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the dale that this Lease is entered into. In conjunction with the construction of the Work, Landlord shall, at Landlord’s sole cost, upgrade the rest-rooms located within the Premises that are not currently compliant with the Disabilities Acts.

2. Space Plans. Prior to the date hereof, Tenant delivered to Landlord a space plan prepared by STG Design Inc. (the “Architect”) depicting improvements to be installed in the Premises (the “Space Plans”), and Landlord has approved such Space Plans.

3. Working Drawings.

3.1 Preparation and Delivery. On or before the earlier of (a) May 25, 2011, or (b) the tenth day following the date on which the Space Plans arc approved (or deemed approved) by Landlord and Tenant (such earlier date is referred to herein as the “Working Drawings Delivery Deadline”), Tenant shall provide to Landlord for its approval final working drawings, prepared by the Architect, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical, electrical, life safety, plumbing and any other systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws and suitable for permitting and construction. If Tenant fails to timely deliver such drawings, then each day after the Working Drawings Delivery Deadline that such drawings are not delivered to Landlord shall be a Tenant Delay Day.

3.2 Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within three business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within three business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial or resubmitted working drawings within three business days after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question. If the working drawings are not fully approved (or deemed approved) by both Landlord and Tenant by the 20th business day after the delivery of the initial draft thereof to Landlord, then each day after such time period that such working drawings are not fully approved (or deemed approved) by both Landlord and Tenant shall constitute a Tenant Delay Day.

3.3 Landlord’s Approval; Performance of Work. If any of Tenant’s proposed construction work will affect the Building’s Structure or the Building’s Systems, then the working drawings pertaining thereto must be approved by the Building’s engineer of record. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not (1) adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms or mechanical rooms), or (2) affect (in the sole discretion of Landlord) (A) the exterior appearance of the Project, (B) the appearance of the Project’s common areas or elevator lobby areas or (C) the provision of services to other occupants of the Project, (c) such working drawings are sufficiently detailed to allow construction of the improvements and associated work in a good and workmanlike manner, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, “Working Drawings” means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Project as a result of the improvements indicated by the Working Drawings. Landlord’s

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approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in substantial accordance with the Working Drawings.

4. Bidding of Work. Prior to commencing the Work, Landlord shall competitively bid the Work to three contractors reasonably approved by Landlord. Tenant shall be allowed to review the submitted bids from such contractors to value engineer any of Tenant’s requested alterations. Tenant shall notify Landlord of any items in the Working Drawings that Tenant desires to change within three business days after Landlord’s submission thereof to Tenant. If Tenant fails to notify Landlord of its election within such three business day period, Tenant shall be deemed to have approved the bids. Within three business days following landlord’s submission of the initial construction bids to Tenant under the foregoing provisions (if applicable), Tenant shall have completed all of the following items-, (a) finalized with Landlord’s representative and the proposed contractor, the pricing of any requested revisions to the bids for the Work, and (b) approved in writing any overage in the Total Construction Costs in excess of $20.00 per rentable square fool in the Premises, failing which each day after such three business day period shall constitute a Tenant Delay Day. After Tenant has approved the bids, Landlord and Tenant shall mutually agree (each acting reasonably and in good faith) on one of the three contractors’ bids and Landlord shall enter into a firm fixed price contract with that party within three business days following the parties’ selection, and that contractor shall commence work within five business days following the execution of that agreement and issuance of a permit from the City of Austin.

5. Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Project’s restrooms or mechanical rooms), (2) the exterior appearance of the Project, or (3) the appearance of the Project’s common areas or elevator lobby areas, or (b) if any such requested change might delay the Commencement Date, Landlord may withhold its consent in its sole and absolute discretion. Landlord shall, upon completion of the Work, cause to be prepared accurate architectural, mechanical, electrical and plumbing “as-built” plans of the Work as constructed in both blueprint and electronic CADD format, which plan shall be incorporated into this Exhibit D by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

6. Definitions. As used herein, a “Tenant Delay Day” means each day of actual delay in the performance of the Work that occurs (a) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the Space Plans or Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (b) because of any change by Tenant to the Space Plans or Working Drawings, (c) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Space Plans or Working Drawings, or in connection with the performance of the Work, (d) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials or any materials that are not readily available, or (e) because a Tenant Party otherwise actually delays completion of the Work. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in substantial accordance with the Working Drawings such that Tenant may occupy the Premises for the Permitted Use and not be unreasonably hampered in that use because of any minor details of construction that have not yet occurred or that need to be reaccomplished, and Tenant has received a certificate of occupancy (either temporary or permanent) or similar right to legally occupy the Premises from the applicable governmental authority permitting Tenant to lawfully occupy the Premises to the extent such certificates are required for work similar to the Work. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed by Landlord.

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7. Walk-Through; Punchlist. When Landlord considers the Work in the Premises to be Substantially Completed, Landlord will notify Tenant and, within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items. In no case, other than as may be caused by Force Majeure Delay Days or Tenant Delay Days, shall Landlord take longer than 60 days after agreement thereon to accomplish items on the punchlist.

8. Excess Costs. Tenant shall pay the entire amount by which the Total Construction Costs (hereinafter defined) exceed the Construction Allowance (hereinafter defined) (such excess amount being referred to herein as the “Excess Amount”). Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord 90% of Landlord’s estimate of the Excess Amount. Upon Substantial Completion of the Work and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord any remaining unpaid portion of the Excess Amount. In the event of default of payment of any portion of the Excess Amount, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under this Lease. As used herein, “Total Construction Costs” means the entire cost of performing the Work, including design of and space planning for the Work and preparation of the Working Drawings and the final “as-built” plan of the Work, costs of construction labor and materials, electrical usage during construction, additional janitorial services, standard building directory and suite tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, and the construction supervision fee referenced in Section 10 of this Exhibit.

9. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $27.55 per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. After the final completion of the Work and a reconciliation by Landlord of the Construction Allowance and the Total Construction Costs and provided no default under this Lease then exists and no Event of Default has occurred, Tenant may use any excess Construction Allowance towards the cost of (a) Tenant’s installation of telephone and data networks and other moving costs (collectively, the “Moving Costs”) (up to a maximum of $2.50 per rentable square foot in the Premises), and/or (b) Tenant’s Basic Rent obligations (up to a maximum of $7.55 per rentable square foot in the Premises) under this Lease by so notifying Landlord in writing of Tenant’s election. Landlord will reimburse Tenant for the Moving Costs (subject to the applicable cap described above) within 30 business days after receiving invoices therefor and supporting documentation reasonably acceptable to Landlord. Following Landlord’s receipt of Tenant’s election to apply the unused portion of the Construction Allowance towards Tenant’s Basic Rent obligations (subject to the applicable cap described above), Landlord shall apply such excess toward Tenant’s Basic Rent obligation first accruing after such date until such excess is fully exhausted. The Construction Allowance must be used (that is, the Work must be fully complete, any rent credits exhausted and the Construction Allowance disbursed) within nine months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

10. Construction Management. Landlord or its Affiliate or agent shall supervise the Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Work, the Project and the Building’s Systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to three percent of the Total Construction Costs.

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11. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Commonwealth Partners 301 Congress Avenue, Suite 250 Austin, TX 78701 Attention: Mary Harrington Telephone: 512.320.4141 Facsimile: 512.320.4125

Tenant’s Representative:	Jeanne McNeil 515 S. Congress, Suite 700 Austin, TX 78704 Telephone: 512.777.2903 Facsimile: 512.777.2870

12. Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8.1 and 21 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

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EXHIBIT E

CONFIRMATION OF COMMENCEMENT DATE

            , 201

Whale Shark Media, Inc.

301 Congress Avenue, Suite 700

Austin, TX 78701

Re:	Lease Agreement (the “Lease”) dated May 24, 2011, between NOP 301 CONGRESS LP, a Texas limited partnership (“Landlord”), and WHALE SHARK MEDIA, INC., a Delaware corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Commencement Date of the Lease is             , 201    .

3. Expiration Date. The Term is scheduled to expire on             , 20    , which is the last day of the 60th full calendar month following the Commencement Date.

4. Contact Person. Tenant’s contact person in the Premises is:

Whale Shark Media, Inc.
301 Congress Avenue, Suite 700
Austin, TX 78701
Attention:
Telephone: . .
Facsimile: . .

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

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Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

COMMONWEALTH PARTNERS MANAGEMENT SERVICES, L.P., on behalf of Landlord

By:
Name:
Title:

Agreed and accepted:

WHALE SHARK MEDIA, INC., a Delaware corporation

By:
Name:
Title:

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EXHIBIT A

PUNCHLIST ITEMS

Please insert any punchlist items that remain to be performed by Landlord. If no items are listed below by Tenant, none shall be deemed to exist.

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EXHIBIT F

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between                     , a                     , as Landlord, and the undersigned as Tenant, for the Premises on the              floor(s) of the office building located at                     ,              and commonly known as                      and hereby certifies as follows:

1. The Lease consists of the original Lease Agreement dated as of             , 20    , between Tenant and Landlord[’s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”):

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3. The Term commenced on              20    , and the Term expires excluding any renewal options, on              20    , and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4. Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

5. All monthly installments of Basic Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Basic Rent is $        .

6. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

7. As of the date hereof, there are no existing defenses or offsets, or, to Tenant’s knowledge, claims or any basis for a claim, that Tenant has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8. No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9. If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is and will remain during the Term a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

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10. There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, Tenant has not used or stored any hazardous substances in the Premises.

12. All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with any tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

Executed as of             , 20    .

TENANT:	, a

By:
Name:
Title:

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Exhibit G

Parking

Tenant shall be provided a total of 40 parking access cards permitting Tenant to use up to 40 unreserved parking spaces in the parking facilities associated with the Building (the “Parking Area”) subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area. Regardless of whether Tenant elects to use such parking spaces- Tenant shall pay to Landlord, contemporaneously with the payment of Basic Rent, parking rent (plus all applicable taxes) during the initial Term equal to the greater of (a) the rate then established by Landlord for unreserved parking spaces in the Parking Area or (b) the following rates for each such parking access card:

Monthly Rent per Unreserved Parking Access Card
$135.00

Subject to availability, Tenant may, by delivering to Landlord no less than 30 days’ prior written notice, use up to an additional 13 unreserved parking spaces in the Parking Area by paying to Landlord the monthly parking rent (plus all applicable taxes) for such additional parking spaces at the rates listed above during the initial Term; provided, that Landlord shall provide any requested additional spaces as soon as such additional spaces become available. Tenant’s election to use such additional spaces shall remain effective on a month-to-month basis during the Term and such election may be cancelled by either party upon 30 days’ notice to the other party.

Tenant shall at all times comply with all Laws respecting the use of the Parking Area. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Area from time to time including designation of assigned parking spaces, requiring use of any key-card, sticker, or other identification or entrance systems and charging a fee for replacement of any such key-card sticker or other item used in connection with any such system and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Area, and any violation of the rules and regulations shall subject the car to removal from the Parking Area.

Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, “first-come, first served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Area to be operated by an independent contractor, not affiliated with Landlord.

All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES. If, for any reason, Landlord is unable to provide all or any portion of the parking spaces to which Tenant is entitled hereunder, then Tenant’s obligation to pay for such parking spaces shall be abated for so long as Tenant does not have the use thereof; this abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord’s failure or inability to provide Tenant with such parking spaces. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

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EXHIBIT H

RIGHT OF FIRST OFFER

Subject to then-existing renewal or expansion options or other preferential rights of other tenant, Landlord shall, prior to offering any of the space in the Building described as the “Offer Space” on Exhibit A (the “Offer Space”) to any party (other than the then-current tenant or occupant therein), first offer to lease to Tenant the Offer Space in an “AS-IS” condition; such offer shall (a) be in writing, (b) specify the part of the Offer Space being offered to Tenant hereunder (the “Designated Offer Space”), and (c) specify the lease terms for the Designated Offer Space, including the rent to be paid for the Designated Offer Space and the date on which the Designated Offer Space shall be included in the Premises (the “Offer Notice”). The Offer Notice shall be substantially similar to the Offer Notice attached to this Exhibit. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Designated Offer Space on the terms set forth in the Offer Notice, within five days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the Designated Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Designated Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Designated Offer Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice. Notwithstanding the foregoing, if prior to Landlord’s delivery to Tenant of the Offer Notice, Landlord has received a bona fide written offer from a third party (a “Third Party Offer”) to lease all or part of the Designated Offer Space, and Landlord is willing to accept the terms of such Third Party Offer, and such Third Party Offer includes space in excess of the Designated Offer Space, Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer.

If Tenant exercises its rights with respect to a Third Party Offer and the lease term pursuant to such Third Party Offer extends beyond the Term for the balance of the Premises (the “Primary Premises”), then the parties shall execute an amendment to this Lease as described above, except the Term with respect to the Primary Premises will be extended to expire coterminously with the space subject to the Third Party Offer. In such event, (1) the Basic Rent payable with respect to the Primary Premises for each month during the extended Term shall be at the rental rate contained in the Third Party Offer and will thereafter increase when and in the same amount per rentable square foot as Basic Rent increases for the space subject to the Third Party Offer, and (2) Tenant shall renew the lease for the Primary Premises in an “AS-IS” condition, Landlord shall not be required to perform any work therein, and Landlord shall not provide to Tenant any allowances with respect to the Primary Premises (e.g., moving allowance, construction allowance, and the like) other than the construction allowance described in the following sentence. If Landlord is providing a construction allowance with respect to the space subject to the Third Party Offer, Landlord shall provide to Tenant a construction allowance with respect to the Primary Premises equal to the product of (A) $5.00 per rentable square foot in the Primary Premises (or, if less, the per rentable square foot allowance being provided by Landlord in the Third Party Offer), and (B) a fraction whose numerator is the number of full calendar months remaining in the Term after the commencement date of the renewal of the Primary Premises and whose denominator is 60 (e.g., if the Term with respect to the Primary Premises is being extended an additional 36 months, then Landlord shall pay to Tenant a tenant improvement allowance with respect to the Primary Premises equal to [$5.00 x 36/60], or $3.00 per rentable square foot in the Primary Premises).

If Tenant fails or is unable to timely exercise its right hereunder with respect to the Designated Offer Space, then such right shall lapse, time being of the essence with respect to the exercise thereof, and Landlord may lease all or a portion of the Designated Offer Space to third parties on such terms as Landlord may elect. Landlord shall not be obligated to re-offer the Designated Offer Space to Tenant unless Tenant actually rejects (as opposed to Tenant being deemed to have rejected) Landlord’s Offer Notice and (1) thereafter Landlord fails to enter into a Lease Agreement with respect to the Designated Offer Space within 180 days after the date of the Offer Notice or (2) Landlord is willing to lease the Designated Offer Space to a third party on substantially more favorable terms than the terms contained in the Offer Notice rejected by Tenant (taking into account all of the terms of the Offer Notice and the terms of the other lease offered), which for purposes hereof shall be defined as a reduction in the overall net effective rent, taking into account all of the terms of the Offer Notice and the terms of the other lease offered, of seven and one-half percent (7.5%) or more of that set forth in the original Third Party Offer. For purposes hereof, if an Offer Notice provides for an expansion, right of first refusal, or other preferential right to lease some of the

H-1	301 CONGRESS AVENUE AUSTIN, TX 78701

remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of this Exhibit. Unless otherwise agreed in writing by Landlord and Tenant’s real estate broker, in no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Exhibit, and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

Tenant’s rights under this Exhibit shall terminate, at Landlord’s option, if (i) an Event of Default is occurring as of the date of Tenant’s exercise of its rights under this Exhibit or (with respect to the Designated Offer Space, but not any remainder of the Offer Space, if any) as of the effective date of the addition of the Designated Offer Space to the Premises, (ii) this Lease or Tenant’s right to possession of any of the Premises is terminated, (iii) Tenant assigns its interest in this Lease or sublets any portion of the Premises, (iv) Tenant ceases to lease from Landlord and to occupy at least 20,011 rentable square feet of space, (v) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of this Lease, (vi) with respect to the Designated Offer Space, but not any remainder of the Offer Space, if any, Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof, or (vii) less than one full calendar year remains in the initial Term of this Lease.

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FORM OF OFFER NOTICE

[Insert Date of Notice]

BY FACSIMILE AND [FEDEX]

Whale Shark Media, Inc.

301 Congress Avenue, Suite 700

Austin, TX 78701

Re:	Lease Agreement (the “Lease”) dated May 24, 2011, between NOP 301 CONGRESS LP, a Texas limited partnership (“Landlord”), and WHALE SHARK MEDIA, INC., a Delaware corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Pursuant to the Right of First Offer attached to the Lease, this is an Offer Notice on Suite             . The basic terms and conditions are as follows:

LOCATION:

SIZE:	rentable square feet

BASIC RENT RATE:	$ per month

IMPROVEMENTS:

TERM:

COMMENCEMENT:

PARKING TERMS:

OTHER MATERIAL TERMS:

Under the terms of the Right of First Offer, you must exercise your rights, if at all, as to the Designated Offer Space on the depiction attached to this Offer Notice within five days after Landlord delivers such Offer Notice. Accordingly, you have until 5:00 p.m. local time on             , 201    , to exercise your rights under the Right of First Offer and accept the terms as contained herein, failing which your rights under the Right of First Offer shall terminate with respect to the Designated Offer Space and Landlord shall be free to lease the Designated Offer Space to any third party. If possible, any earlier response would be appreciated. Please note that your acceptance of this Offer Notice shall be irrevocable and may not be rescinded.

Upon receipt of your acceptance herein, Landlord and Tenant shall execute an amendment to the Lease memorializing the terms of this Offer Notice including the inclusion of the Designated Offer Space in the Premises; provided, however, that the failure by Landlord and Tenant to execute such amendment shall not affect the inclusion of such Designated Offer Space in the Premises in accordance with this Offer Notice.

THE FAILURE TO ACCEPT THIS OFFER NOTICE BY (1) DESIGNATING THE “ACCEPTED” BOX, AND (2) EXECUTING AND RETURNING THIS OFFER NOTICE TO LANDLORD WITHOUT MODIFICATION WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF TENANT’S RIGHTS UNDER THE RIGHT OF FIRST OFFER, AND TENANT SHALL HAVE NO FURTHER RIGHTS TO THE DESIGNATED OFFER SPACE. THE FAILURE TO EXECUTE THIS LETTER WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF THIS OFFER NOTICE.

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Should you have any questions, do not hesitate to call.

Sincerely,

COMMONWEALTH PARTNERS MANAGEMENT SERVICES, L.P., on behalf of Landlord

By:
Name:
Title:

[please check appropriate box] ACCEPTED ☐ REJECTED ☐

WHALE SHARK MEDIA, INC., a Delaware corporation

By:
Name:
Title:
Date:

Enclosure [attach depiction of Designated Offer Space]

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